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                                                                    Exhibit 99.1

News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



           NATIONAL STEEL ANNOUNCES DISMISSAL OF SECURITIES LAWSUIT


Mishawaka, IN, August 18, 1999 -- National Steel Corporation (NYSE: NS) today announced that the U.S. District Court for the Northern District of Indiana entered an order granting the defendants' motion to dismiss the previously announced lawsuit that alleged violations of the federal securities laws. The complaint against the Company, its majority stakeholder, NKK U.S.A. Corporation, Osamu Sawaragi, the Company's former chairman and chief executive officer, and another former officer of the Company was filed initially in May 1998. The complaint was amended in April 1999 after defendants' motion to dismiss the original complaint was granted with leave to amend.

The defendants' motion to dismiss the amended complaint was granted without leave to amend. The plaintiff has the right to appeal the Court's ruling. The complaint had sought class action status and generally related to the Company's restatement of financial statements for certain prior periods which was announced in October 1997.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.